February 28, 2008

Office of the Chief Accountant

PCAOB Letter File

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Sub-Item 77K included in the Form NSAR dated February 28, 2008, of the Catalyst OPTI-flex Fund with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

COHEN FUND AUDIT SERVICES, LTD.

Certified Public Accountants

cc:

Catalyst OPTI-flex Fund